EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-118667) and related Prospectus of drugstore.com, inc. for the registration of 6,903,150 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 2004, with respect to the consolidated financial statements and schedule of drugstore.com, inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 28, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Seattle, Washington

October 8, 2004